Exhibit 99.1

Contacts:	Tom Armitage (Media)	Shep Dunlap (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Highlights

Strategic Initiatives and Reaffirms Outlook

at 2020 CAGNY Conference

BOCA RATON, Fla., Feb. 18, 2020 — Mondelēz International will today discuss the company’s strategic initiatives to deliver sustainable top- and bottom-line growth at the 2020 Consumer Analyst Group of New York (CAGNY) Conference. The company will also reiterate its 2020 financial outlook and long-term growth targets. Chairman and Chief Executive Officer Dirk Van de Put, together with Chief Financial Officer Luca Zaramella, will provide an overview of the company’s strong financial results and plans to drive long-term sales, earnings and free cash flow growth.

“In the first full year following the launch of our strategic plan, Mondelēz International delivered accelerated top-line growth, robust earnings growth and improved free cash flow generation, demonstrating the power of our portfolio and that our strategy is working,” said Van de Put. “We are a fundamentally different company now after the changes we’ve made to drive sustainable growth. Increased investments in our global and local brands and capabilities, combined with improved execution, position us for continued performance.”

Building a Consumer-Centric, Growth-Focused Organization

At the conference, Van de Put will highlight the company’s progress on building a consumer-centric, growth-focused organization and culture.

Over the past 18 months Mondelēz International has increased and rebalanced its investments in global and local brands, transitioned to a focus on volume-driven, profitable growth and moved from a centralized decision-making structure to a local-first approach with clear accountability and aligned incentives.

Local leaders are now empowered to capitalize on consumer insights, increasing the company’s agility and improving speed-to-market, with employees throughout the organization focused on generating profitable growth.

Van de Put will outline how these changes have supported increasing brand relevance with consumers, share gains in core categories and a sustainable improvement in financial results.

Van de Put will also provide an update on specific initiatives the company is executing in 2020 within each strategic focus area, as well as compelling growth opportunities the company sees ahead.

Reiterating 2020 Outlook and Long-Term Growth Targets

Mondelēz International reiterates its 2020 outlook, as well as long-term growth targets for:

•	Organic Net Revenue growth of 3 percent plus;

•	High-single digit Adjusted EPS growth at constant currency;

•	Free Cash Flow of $3 billion plus; and

•	Dividend growth outpacing Adjusted EPS growth.

“We are pleased with our performance in 2019, including meeting or exceeding all of our financial targets,” said Zaramella. “Going forward, we will continue to focus on driving improved free-cash flow generation, an area where we already made significant progress in 2019. Continued execution against our strategy will enable us to consistently deliver results in line with our long-term growth algorithm.”

Additional information on guidance, including any impact of coronavirus, will be discussed at the 2020 CAGNY Conference.

Webcast and Materials

A live audio webcast of today’s presentation will be available in the investors section of the company’s website (www.mondelezinternational.com), and an archived replay of the presentation with accompanying slides will be available on the website following the webcast. The company is live tweeting from the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) empowers people to snack right in over 150 countries around the world. With 2019 net revenues of approximately $26 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Note

Organic Net Revenue, Adjusted EPS, Free Cash Flow and presentation of amounts at constant currency are non-GAAP financial measures. For definitions of these non-GAAP financial measures and how the company uses them to evaluate performance, as well as why the company is not able to reconcile these forward-looking measures to their most directly comparable GAAP financial measures, please refer to “Definitions of the Company’s Non-GAAP Financial Measures” and “Outlook” in Exhibit 99.1 to the company’s Form 8-K furnished with the Securities and Exchange Commission on January 29, 2020.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “plan,” “deliver,” “target,” “outlook” and similar expressions are intended to identify the company’s forward-looking statements, including, but not limited to, statements about: the company’s future performance, including its future revenue growth, earnings per share and cash flow; the company’s strategic initiatives and growth opportunities; the company’s investments and execution; dividends; the company’s long-term financial targets; and the company’s outlook, including 2020 Organic Net Revenue growth, Adjusted EPS growth and Free Cash Flow. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company’s control, which could cause the company’s actual results to differ materially from those indicated in the company’s forward-looking statements. Such factors include, but are not limited to, risks from operating globally including in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; tax matters including changes in tax rates and laws, disagreements with taxing authorities and imposition of new taxes; use of information technology and third party service providers; unanticipated disruptions to the company’s business, such as the malware incident, cyberattacks or other security breaches; competition; protection of the company’s reputation and brand image; the company’s ability to innovate and differentiate its products; legal, regulatory, tax or benefit law changes, claims or actions; the restructuring program and the company’s other transformation initiatives not yielding the anticipated benefits; and changes in the assumptions on which the restructuring program is based. Please also see the company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including the company’s most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.